AMENDMENT NO. 2
TO THE EXECUTIVE EMPLOYMENT AGREEMENT OF
NICK P. CALAMOS

THIS AMENDMENT NO. 2 (“Amendment No. 2”) to the Executive Employment Agreement of Nick P. Calamos dated as of October 26, 2004, as amended (“Agreement”) is entered into as of August 21, 2012 (“Date of Amendment No. 2”), by and among Calamos Asset Management, Inc., a Delaware Corporation, Calamos Advisors LLC., a Delaware Limited Liability Company, and Nick P. Calamos, an individual.

WHEREAS, the parties desire to amend the terms of the Agreement pursuant to Section 14.

NOW, THEREFORE, the parties agree as follows:

1.	Defined Terms. To the extent not otherwise defined in this Amendment No. 2, capitalized terms shall have the same meaning ascribed to those terms in the Agreement.

2.	Amendment. The following Sections of the Agreement are amended as noted below:

i.	Section 1 is replaced in its entirety with the following:

Section 1. Term. Notwithstanding any other provision of the Agreement, including but not limited to Section 4(g), the Executive shall continue in the employ of the Company from the Date of Amendment No. 2 until the earlier of: (a) a date mutually agreed to by the Executive and the Company, (b) a date determined by the Company and communicated to the Executive with no less than thirty (30) days advance written notice, or (c) the date of the Executive’s death (“Term”).

ii.
Upon the first to occur of (i) the closing of the acquisition of Black Capital LLC by Calamos Investments LLC; or (ii) a date determined by the Company  or (iii) September 15, 2012 (the “Transition Date”), subsections 2 (a) and (b) will be replaced in their entirety with the following:

(a)              Executive’s Positions and Titles. Executive’s position shall be an Advisor until the end of the Term.

(b)              Executive’s Duties. Executive shall only perform those employment duties relating to the transition of his responsibilities as President of Investments and Co-Chief Investment Officer of the Company; however Executive will not have any authority to bind or act on behalf of the Company in any material way. The Executive’s duties shall include: (i) working with and assisting the Chief Executive Officer in the transition of Executive’s duties; (ii) cooperating with the Company, its counsel and advisors with respect to executing the Company’s internal and external communication plans (including reviewing and contributing to press releases, internal announcements, and participating in conference calls with internal and external constituents); and (iii) duties reasonably requested by the Chief Executive Officer (or his designee) (collectively “Duties”). These Duties shall be provided at the Company headquarters or by telephone or e-mail, as the Chief Executive Officer (or his designee) and Executive shall mutually agree. Executive shall perform his Duties in the best interest of the Company and Executive will be available to perform the Duties for the Company on an “as-needed” basis. Executive shall only communicate regarding the Duties with those associates and on subject matters identified by the Chief Executive Officer (or his designee). The Executive’s employment shall terminate as of the last day of the Term and the execution of this Amendment No. 2 shall constitute Executive’s resignation from all officer, director and committee positions (excluding Executive’s Directorship at CAM) with the Company and its affiliates (as defined in Exhibit A and referenced herein as “Affiliates”) as of the Transition Date. For avoidance of doubt, Executive agrees and consents: (i) as of and from the Transition Date, to the change in his status, position, responsibilities and reporting relationship for all purposes, including, without limitation, the Agreement; (ii) that nothing in Amendment No. 2 or contemplated by Amendment No. 2, including but not limited to the changes referenced in clause (i), constitutes Good Reason for termination of employment by the Executive; and (iii) the termination of the Executive's employment pursuant to Section 1 shall not constitute a termination by the Company for other than Cause and therefore the Executive shall not be entitled to any compensation or other payments under the terms of the Agreement or otherwise.

iii.	Effective on the Transition Date, Section 3 will be replaced in its entirety with the following:

Section 3. Compensation and Benefits.

Base Salary. During the Term, the Executive will (i) receive for each bi-monthly payroll period compensation of $7,401.34 which amount represents an annual salary of $177,632 (equal to the average total compensation of CAM’s non-employee Directors during 2011) and (ii) participate in the Company’s pension and welfare benefit plans, perquisite programs, expense reimbursement and vacation policies, as may be amended from time to time.

3.
No Additional Compensation Entitlements; Cancellation of Unvested Equity Awards. Notwithstanding any language to the contrary in this Amendment No. 2 and the Agreement, including but not limited to Sections 5, 6, 7 and 15(a) of the Agreement, Executive understands and acknowledges that after the Transition Date he will have no further compensation entitlements, other than those included in this Amendment No. 2 and except with respect to rights, if any, that have vested as of the last day of his employment under the Company’s pension or welfare plans, rights to maintain COBRA coverage, and such rights which he has or may hereafter have under (a) the indemnification provisions described in the Agreement, (b) the Certificate of Incorporation or bylaws, as amended, of the Company, (c) the Limited Liability Company Agreement or operating agreement of any limited liability company owned, controlled or managed by the Company, (d) the partnership agreement of any general or limited partnership owned, controlled or managed by the Company, and (e) applicable law. For avoidance of doubt, Executive understands and agrees that after the Transition Date he will not be entitled to any bonus or other payments, compensation or grants or awards under the Long Term Incentive Programs and all of the unvested stock options and restricted stock units held by Executive shall be cancelled and forfeited as of the Date of Amendment No. 2 and shall not hereafter vest or become exercisable. Further, any payments under this Amendment No. 2 after the Transition Date are in lieu of, and not in addition to, any payments the Executive would have been entitled to under the Agreement prior to this Amendment No. 2.

4.
Cooperation; Non-Disparagement; Return of Property. Executive agrees that he will (i) provide reasonable assistance and cooperation to the Company and its Affiliates in activities related to open work matters and the prosecution or defense of any pending or future lawsuits, arbitrations, other proceedings or claims involving the Company or its Affiliates (excluding any such matters to which Executive and the Company and/or any of its affiliates are adverse parties, other than shareholder derivative lawsuits or claims) (“CALAMOS Litigation”); (ii), make himself available to the Company and its Affiliates on reasonable notice and without the need for issuance of any subpoena or similar process to testify or assist in any CALAMOS Litigation provided that Executive may, at his cost and expense, have his personal attorney present and consult privately with his personal attorney during all such testimony or assistance; (iii) refrain from providing any information related to any claim or potential CALAMOS Litigation to any non-Calamos representatives unless he shall (A) have first obtained the consent of the Chief Executive Officer or General Counsel of the Company or (B) be required to provide testimony pursuant to legal process in which case he will consult with and permit the Company's legal counsel to be present to such testimony. Each party agrees that its statements will be consistent with any Company press release pertaining to Executive’s employment and that it shall not make any negative or disparaging comments about the other or its members, managers, officers, employees, Affiliates, products, or services. Further, if Executive has any property of the Company or its Affiliates, such as computer equipment, cell phone, credit cards, keys, books, records and other materials (in any medium) (other than property related to the performance of his duties as a Director of CAM), Executive must return such property at the end of the Term.

5.	Reaffirmation. In all other respects the Agreement, including but not limited to Section 11, remains the same and in full force and effect.

6.
Effective Date. This Amendment No. 2 shall become effective as of the Date of Amendment No. 2. On and after the Date of Amendment No. 2, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by all amendments including this Amendment No. 2.

7.
Governing Law. This Amendment No. 2 and all rights and obligations hereunder, including matters of construction, validity, enforcement and performance, shall be governed by the laws of the State of Illinois without regard to the conflict of laws rule.

8.
Conflicting Provisions. In the event there is a conflict between any provision of the underlying Agreement (or any prior amendment thereof) and this Amendment No. 2, the provisions of this Amendment No. 2 shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2.

CALAMOS ASSET MANAGEMENT, INC. By: _/s/ James J. Boyne __________ Its: _EVP and Chief Operating Officer	NICK P. CALAMOS __/s/ Nick P. Calamos ______
CALAMOS ADVISORS LLC By: _/s/ James J. Boyne___________ Its: _EVP and Chief Operating Officer

Exhibit A
The term “Affiliates” is deemed to include the named subsidiaries of Calamos Asset Management, Inc. listed on Exhibit 21.1 of the Annual Report on Form 10-K for the year ending December 31, 2011 filed by Calamos Asset Management, Inc. on or about March 12, 2012.

For the avoidance of doubt, the term “Affiliates” does not include Calamos Family Partners, Inc.; Sugar Grove Vacant Land LLC; Primacy Business Center LLC; Calamos Property Holdings LLC or its subsidiaries; or any other privately held Calamos entity not under the direct or indirect control or ownership of Calamos Asset Management, Inc. or Calamos Investments LLC.